Exhibit 5.1

November 1, 2021

Realty Income Corporation

11995 El Camino Real

San Diego, California 92130

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to 1,724,387 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”), which may be issued from time to time pursuant to the VEREIT, Inc. Equity Plan, as amended (the “2011 Plan”), and the VEREIT, Inc. 2021 Equity Incentive Plan (the “2021 Plan” and, together with the 2011 Plan, the “VEREIT Plans”). The Shares are issuable pursuant to outstanding awards granted under the VEREIT Plans that will be assumed by the Company and converted into equity-based awards in respect of Common Stock, pursuant to the Merger Agreement (as defined below). The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.          The Registration Statement;

2.          The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.          The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.          Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6.          The Agreement and Plan of Merger, dated as of April 29, 2021, as amended by the First Amendment to Agreement and Plan of Merger, dated as of June 25, 2021 (the “Merger Agreement”), by and among the Company, Rams MD Subsidiary I, Inc., a Maryland corporation, Rams Acquisition Sub II, LLC, a Delaware limited liability company, VEREIT, Inc., a Maryland corporation, and VEREIT Operating Partnership, L.P., a Delaware limited partnership;

Realty Income Corporation

November 1, 2021

7.          A certificate executed by an officer of the Company, dated as of the date hereof; and

8.          Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.          Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.          Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.          Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.          All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.          The Shares will not be issued in violation of any restriction or limitation on ownership and transfer contained in Article VII of the Charter or in the applicable VEREIT Plan. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6.          Each stock option, stock appreciation right, restricted stock, restricted stock unit, award, right or other security exercisable or exchangeable for a Share pursuant to the VEREIT Plans (each, an “Award”) will be duly authorized and validly granted in accordance with the respective VEREIT Plan, and each Award will be exercised or exchanged in accordance with the terms of the respective VEREIT Plan and such Award, including any stock option agreement or other form of award agreement entered into in connection therewith.

Realty Income Corporation

November 1, 2021

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.          The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.          The issuance of the Shares has been duly authorized and, when and to the extent issued and delivered by the Company in accordance with the Registration Statement, the Resolutions, the Merger Agreement, the applicable VEREIT Plan and any stock option agreement or other form of award agreement utilized under the applicable VEREIT Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP